EXHIBIT 5

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, Pennsylvania 19103

June 11, 2003

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania 19103

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Radian Group Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to $250,000,000 principal amount of the Company’s 5.625% Senior Notes due 2013 (the “Exchange Notes”), to be issued by the Company in exchange for $250,000,000 principal amount of the Company’s 5.625% Senior Notes (“Old Notes”). The Exchange Notes will be issued pursuant to the indenture dated as of February 14, 2003 (the “Indenture”), between the Company and Wachovia Bank, National Association as Trustee.

In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation and by-laws of the Company, each as amended, the Indenture and such other documents and corporate records relating to the Company and the Exchange Notes as we have deemed appropriate.

In all cases, we have assumed the genuineness of all signatures on original and certified documents and the conformity with original and certified documents of all copies submitted to us as conformed, photostatic or other copies. We have further assumed that the documents set forth in the first sentence of this paragraph have been duly authorized, executed and delivered by and are the legal, valid and binding obligations of all parties thereto other than the Company.

As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company’s management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States, the laws of the Commonwealth of Pennsylvania, the State of New York and the Delaware General Corporation Law (including decisional law thereunder), and we express no opinion on the “blue sky” or securities law of any jurisdiction. We express no opinion as to the applicable choice of law rules that may affect the interpretation of enforcement of the Exchange Notes.

On the basis of the foregoing, it is our opinion that when the Exchange Notes have been issued pursuant to the terms of the Indenture on the terms provided for in the Registration Statement, the Exchange Notes will have been legally issued and will constitute binding obligations of the Company.

Our opinion set forth above is qualified to the extent that enforcement of the Exchange Notes may be limited by the application of equitable principles (whether considered in a proceeding at law or in equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect affecting the enforcement of creditors’ rights and remedies (including those relating to fraudulent conveyances and transfers).

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In consenting to such filing and to such references to our firm, we do not admit that our consent establishes that we come within the categories of persons whose consent is required under Section 7 of the Act or of the rules and regulations thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP